Exhibit 99.1

Lightlake Therapeutics Inc. Announces Adapt Pharma Limited Commences Rolling NDA Submission To The FDA For Intranasal Naloxone

NEW YORK, June 3, 2015 /PRNewswire/ -- Lightlake Therapeutics Inc. ("Lightlake") (OTCQB: LLTP), a biopharmaceutical company developing addiction treatments based on its expertise in opioid antagonists, announced today that Adapt Pharma Limited ("Adapt"), Lightlake's partner for treating opioid overdose with intranasal naloxone, has commenced a rolling submission of a New Drug Application (NDA) to the United States Food and Drug Administration (FDA) for a nasal spray formulation of naloxone, a drug intended to treat opioid overdose.  A rolling submission allows completed portions of the NDA to be submitted and reviewed by the FDA on an ongoing basis.

Naloxone is approved by the FDA, in injectable formulations, for the emergency treatment of known or suspected opioid overdose.  Adapt is collaborating with the U.S. National Institute on Drug Abuse (NIDA) to develop a naloxone nasal spray that would be suitable for use in the community setting by non-medically trained personnel.

The development program for naloxone nasal spray has been granted Fast Track Designation by the FDA.  This designation is to facilitate the development, and expedite the review, of drugs to treat serious conditions and fill an unmet medical need.

"This is a very important milestone for Adapt and Lightlake," stated Dr. Roger Crystal, M.D., CEO of Lightlake.  "This submission reflects the progress that Adapt has made in advancing the development of this critical treatment.  An ease-of-use, needle-free product is urgently needed to help address opioid overdose."

In December 2014, Lightlake announced a licensing deal with a subsidiary of Adapt. In exchange for licensing its opioid overdose reversal treatment, Lightlake could receive potential development and sales milestone payments of more than $55 million, plus up to double-digit royalties.

About Opioid Overdose

The number of opioid overdose related deaths continues to increase.  Data from Centers for Disease Control and Prevention (CDC) WONDER database indicates opioid overdose led to the loss of over 24,000 lives in America in 2013, a four-fold increase since 1999.  Additionally, the Drug Abuse Warning Network (DAWN), a public health surveillance system managed by the Substance Abuse and Mental Health Services Administration (SAMHSA), estimated that in 2011 there were over 740,000 emergency department visits involving the non-medical use of prescription opioids and heroin.  With the majority of opioid overdose related deaths occurring in a non-medical setting, there is a need for more user friendly formulations of naloxone suitable for use in the community by non-medically trained personnel.

About Lightlake Therapeutics Inc.

Lightlake Therapeutics Inc., a biopharmaceutical company, is using its expertise in opioid antagonists to build a platform of innovative intranasal naloxone solutions to common addictions and related disorders.  Lightlake has entered into a licensing deal with a subsidiary of Adapt Pharma Limited with respect to a treatment to reverse opioid overdoses, which have reached epidemic proportions in the United States.  Lightlake also has collaborated on clinical trials with the National Institute on Drug Abuse, part of the National Institutes of Health, with respect to this treatment.  In addition, Lightlake has completed a Phase II clinical trial to treat Binge Eating Disorder.  For more information please visit: www.lightlaketherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

Corporate Contact:
Lightlake Therapeutics Inc.
445 Park Avenue, 9th Floor
New York, NY 10022
Dr. Roger Crystal, CEO
(212) 829-5546
investor.relations@lightlaketherapeutics.com